Exhibit 10.25

AMENDMENT TO PRODUCT DEVELOPMENT AND LICENSE AGREEMENT

This Amendment to the Product Development and License Agreement, effective as of February 24, 2009, is by and between Shire LLC, Shire Biopharmaceuticals Holdings (formerly known as Shire plc) (collectively “Shire”) and Duramed Pharmaceuticals, Inc. (“Duramed”). Shire and Duramed are referred to together as the “Parties”.

WHEREAS, Shire and Duramed entered into the Product Development and License Agreement (the “Agreement”) dated as of August 14, 2006, pursuant to which the Parties have cooperated on continued research and development of certain pharmaceutical products, with the results of such cooperation to be commercialized by Shire in the Shire Territory and by Duramed in the Duramed Territory;

WHEREAS, Shire has determined that, despite the Parties’ diligence, commercialization of the Collaboration Products by Shire in the Shire Territory is unlikely and, therefore, continued cooperation by the Parties on research and development will not be productive for the Parties;

WHEREAS, pursuant to Section 17.1 of the Agreement, the Parties desire to amend the Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree to amend the Agreement as follows:

1.           Capitalized Terms. Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.           Rights to Collaboration Products. The Parties agree that, effective as of the execution date of this Amendment, any and all rights and interests of Shire in the Collaboration Products are returned to Duramed.

3.           Acknowledgement of Previously Reimbursed Development Expenses. Shire acknowledges and agrees that the $39,376,991  in Development Expenses previously invoiced by Duramed and paid by Shire qualified for expense reimbursement under the Agreement, and Shire waives any audit rights with respect to such payments.

4.           Payment of Outstanding Invoice. Shire will pay the outstanding January 26, 2009 invoice for Development Expenses incurred in 2008 in the amount of $5,058,380 within three (3) business days of the execution of this Amendment, by wire transfer to an account designated by Duramed, and Shire waives any audit rights with respect to such payment.

5.           Reimbursement for Development Expenses. Pursuant to Section 7.2.1 of the Agreement, Shire will reimburse Duramed for Development Expenses incurred by Duramed between January 1, 2009 and December 31, 2009 and/or Carryover Expenses incurred by Duramed prior to January 1, 2009, up to an aggregate amount of Thirty Million Dollars ($30,000,000). Shire acknowledges that the $1,152,037 of Development Expenses Duramed incurred during 2008 in excess of the $30 Million Maximum Annual

Reimbursement Amount for 2008 are recoverable as Carryover Expenses in 2009, subject to the Maximum Annual Reimbursement Amount of $30 Million on the recoverability of Development Expenses and Carryover Expenses for calendar year 2009. In addition, Shire acknowledges and agrees that Duramed properly designated the Micronized Progestin Oral Dosage Product as a Replacement Product under the Agreement and hereby accepts that designation.

6.           Shire Payment. Shire agrees to pay Duramed the amount of Ten Million Dollars ($10,000,000), payment to be made within three (3) business days of the execution of this Amendment by wire transfer to an account designated by Duramed.

7.           Forgiveness of Certain Obligations of Barr Laboratories, Inc. Shire agrees to forgive the obligation of Duramed’s affiliate, Barr Laboratories, Inc. (“Barr”), to make the first Twenty Five Million Dollars ($25,000,000) in payments that would otherwise be due and owing to Shire under Articles 5 and/or 9 of the License Agreement between Barr and Duramed dated as of August 14, 2006 (“License Agreement”) for supply of AG Product and/or sale of AG Product or Barr Product (all as defined in the License Agreement) during 2009.

8.           Commitment to Supply [*] to Barr Laboratories, Inc. Shire shall supply Barr with [*] of AG Product, to be delivered by Shire [*]. These bottles shall be in addition to any amounts of AG Product that Barr is otherwise entitled to purchase under the License Agreement, and shall be disregarded in determining whether or the extent to which the amount ordered by Barr for [*] or the Purchase Order Period that [*], deviates from the previous forecast under Section 5.5 of the License Agreement. [*]

9.           No Additional Payments. Other than the amounts set forth in Sections 4, 5 and 6 of this Amendment, no additional amounts will be or become due and the maximum amount payable by Shire under the Agreement, in excess of the $44,435,371 that has already been paid to Duramed or will be paid to Duramed under the outstanding January 26, 2009 invoice, is capped at $40,000,000.

10.           Termination. The Agreement shall terminate effective December 31, 2009. Pursuant to Section 5 of this Amendment, and Section 7.2.1 of the Agreement, any final Shire reimbursement for Fourth Quarter 2009 Development Expenses will be made during the First Quarter of 2010.

11           Third Party Beneficiary. Shire acknowledges and agrees that Barr is an intended third party beneficiary of Shire’s obligations under Sections 7 and 8 of this Amendment.

12.           Agency Review. Within ten (10) business days following the execution of the Amendment, each Party shall file with the U.S. Federal Trade Commission Bureau of Competition and the Antitrust Division of the U.S. Department of Justice this Amendment and any notifications required to be filed pursuant to Title XI of the Medicare Prescription Drug Improvement and Modernization Act (Subtitle B – Federal Trade Commission Review) signed into law December 8, 2003 and any other applicable law.

13.           Consent Decree Filings. Duramed shall make or cause to be made all such filings as are required by the final order entered into in connection with the litigation captioned State of Colorado et al v. Barr Pharmaceuticals, Inc. Civil Action No. 1:05-cv-02182-CKK-AK, in the U.S. District Court for the District of Columbia within ten (10) business days after the execution of this Amendment.

Except as provided hereinabove, all of the terms and conditions contained in the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

DURAMED PHARMACEUTICALS, INC.

By:
Name:
Title:

SHIRE LLC

By:
Name:
Title:

SHIRE BIOPHARMACEUTICALS HOLDINGS

By:
Name:
Title:

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